Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3/A of E-Home Household Service Holdings Limited (the “Company”) of our report dated on October 29, 2024, relating to the financial statements, which appears in this annual report on Form 20-F of the Company for the years ended June 30, 2024 and 2023.

/s/ Enrome LLP

Enrome LLP

Singapore

August 28, 2025